Exhibit 99.1

Western Uranium Corporation Announces Signing Letter of Intent for Ablation Production at the Pinon
Ridge Mill Site; NRC Issues Advisory Opinion Regarding Use of Ablation Mining Technology

FOR IMMEDIATE RELEASE

November 3 2016 Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces that it has entered into a letter of intent (”LOI”) with Pinon Ridge Corporation for use of its ablation mining technology at the permitted uranium recovery facilities at the Pinon Ridge Mill site. The LOI provides for the processing of all of Western’s ore produced by its mines in the region at the mill site to produce U308 and vanadium utilizing both the application of ablation mining technology and traditional milling techniques. The Pinon Ridge Mill license is held by Pinon Ridge Resources Corporation, a wholly owned subsidiary of Pinon Ridge Corporation. The LOI is subject to the signing of a definitive agreement between the parties which is contemplated to be completed on or before March 1, 2017.

Pinon Ridge Corporation is a Colorado corporation which was founded and is controlled by George Glasier, the President and CEO and a director of Western, and Baobab Asset Management LLC.

Recently, a letter was received by the Colorado Department of Public Health and the Environment (“CDPHE”) dated October 16, 2016 from the United States Nuclear Regulatory Commission (the “NRC”). The NRC letter purports to address the CDPHE’s June 20, 2016 request for the NRC’s opinion as to whether waste produced from the ablation process is considered by-product material if the waste does not contain hazardous materials or radioactive materials at concentrations above background and whether the CDPHE can enact new regulations for uranium ablation technology and remain compatible with the NRC’s regulatory program.

Western assumes that the NRC has reviewed the latest detailed technical and regulatory analysis provided to CDPHE by Black Range Minerals (“Black Range”), a wholly owned subsidiary of Western, and other information related to uranium ablation previously provided to the NRC. Apparently as a result of this process, the NRC has now provided an unsupported advisory opinion (the “Advisory Opinion”) on the requested matters relating to the production of U308 utilizing ablation mining technology—an Advisory Opinion with which Western’s expert regulatory counsel do not agree. NRC’s unsupported advisory opinion recommends that ablation technology, when used at a conventional uranium mining site for the purpose of recovering uranium source material should be regulated as a “milling” operation, which carries its own set of regulatory requirements under NRC and CDPHE regulations but are well-understood by the uranium recovery industry. The Advisory Opinion tries to distinguish between recovery of source material primarily for the source material content which generates by-product material and side-stream recovery of source material—that is recovery of source material while pursuing some other purpose. Accordingly, this Advisory Opinion does not address the potential application of ablation technology to mine remediation for the primary purpose of cleanup of abandoned ore stockpiles, mine waste or other materials containing uranium. Nevertheless, this Advisory Opinion also recognizes that exemptions to certain “milling” regulatory requirements could be appropriate due to the benign nature of the non-uranium bearing sands produced after ablation is completed on uranium-bearing ores. A final determination will be made by the CDPHE considering the NRC Advisory Opinion, the Colorado public meeting process, and the CDPHE regulatory and evaluation framework. Notice of the determination by the CDPHE is expected in due course. This process was initiated in July 2015, by Black Range’s submission of information and request that the CDPHE make a regulatory determination. Black Range subsequently was acquired by Western in September 2015.

George Glasier made the following statement in respect of the CDPHE evaluation process of ablation mining technology: “The Western team appreciates the advancement of the ablation mining technology through the CDPHE regulatory process. Western now has some regulatory certainty as to how it must proceed to fully leverage the multiple potential applications of this technology to uranium recovery operations, site remediation, and other applications. Given this certainty, Western is now in a position to construct a development plan to move forward with its envisioned commercial operations. Western is committed to ensuring that it is in compliance with the applicable regulatory regimes as it advances this new environmentally-friendly ablation technology. Entering into the LOI provides Western with flexibility to begin production expeditiously when market conditions for production of U308 and vanadium are favorable. Western remains committed to the development of ablation mining technology whether it is deployed in conjunction with an existing uranium mill license, at a uranium mine site with a mobile mill pursuant to an amendment to an existing uranium mill license, or used for the primary purpose of the environmental clean-up of accumulations of waste-rock, protore, and low grade stockpiles.”

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates which include, but are not limited to, statements with respect to the estimation of the timing and amount of estimated future production and the cost of production. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com